Filed pursuant to Rule 433
Registration No. 333-134402
Final Term Sheet

Issuer:	Province of Ontario

Expected Ratings:	Moody’s Aa1; S&P AA; DBRS AA

Title:	3.375% Bonds due May 20, 2011

Aggregate Principal Amount:	U.S.$1,000,000,000

Denominations:	U.S.$5,000 and integral multiples of U.S.$1,000 for amounts in excess of U.S.$5,000

Trade Date:	May 16, 2008

Settlement Date:	May 23, 2008

Maturity:	May 20, 2011

Interest Payment Dates:	May 20 and November 20 of each year, commencing with a short first coupon payable on November 20, 2008. Interest will accrue from May 23, 2008.

Spread to Treasury:	CT2 + 94.25 basis points

Benchmark Treasury:	UST 2.125% April 30, 2010

Treasury Spot/Yield:	2.484%

Yield to Maturity:	3.427% semi annual

Interest Rate:	3.375%

Public Offering Price:	99.854% plus accrued interest from May 23, 2008 if settlement occurs after that date

Day Count Convention:	30/360

Underwriters:	Barclays Capital Inc. Deutsche Bank Securities Inc. The Toronto-Dominion Bank Scotia Capital (USA) Inc. CIBC World Markets Corp. National Bank Financial Inc.

RBC Capital Markets Corporation
Bank of Montreal, London Branch
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (Europe) Limited
HSBC Securities (USA) Inc.
Merrill Lynch International
J.P. Morgan Securities Ltd.
UBS Securities LLC

Prospectus and Prospectus Supplement:	Prospectus dated as of May 23, 2006, and Preliminary Prospectus Supplement dated as of May 15, 2008 http://www.sec.gov/Archives/edgar/data/74615/0 00090956708000605/0000909567-08-000605-index.htm

CUSIP# / ISIN#:	683234ZZ4 / US683234ZZ43

Listing:	Admission to the United Kingdom Listing Authority’s Official List and to trading on the London Stock Exchange’s regulated market may be completed following settlement.

Legends:	The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital at 1-888-227-2275, Ext. 2663, Deutsche Bank Securities Inc. at 1-800-503-4611 or TD Securities at 1-800-263-5292.

European Economic Area Legends:	If and to the extent that this announcement is communicated in, or the offer of the bonds to which it relates is made in, any European Economic Area Member State that has implemented the Prospectus Directive (2003/71/EC) (other than the United Kingdom, once the UKLA Prospectus as defined below has been approved by the Financial Services Authority), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State.

This document does not constitute or form part of any offer or invitation to sell these bonds and is not soliciting any offer to buy these bonds in any jurisdiction where such offer or sale is not permitted. This document is, for the purposes of Article 15 of the Prospectus Directive 2003/71/EC (the “Prospectus Directive”), not a prospectus but an advertisement, and investors in the European Economic Area should not subscribe for or purchase these bonds once admitted to trading on the regulated market of the London Stock Exchange plc except on the basis of information in the UKLA Prospectus (as defined below). The Province intends to file a single prospectus (the “UKLA Prospectus”) pursuant to Section 5.3 of the Prospectus Directive with the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000, as amended, for the purpose of having these bonds admitted to trading on the regulated market of the London Stock Exchange plc as soon as possible after closing of this issue. In compliance with the Prospectus Directive, the UKLA Prospectus will be published in due course, subject to its approval by the United Kingdom Listing Authority, and investors will be able to obtain a copy of the UKLA Prospectus from the office of the Province at the Ontario Financing Authority, One Dundas Street West, Suite 1400, Toronto, Ontario, Canada M5G 1Z3 and the London paying agent, The Bank of New York, One Canada Square, London E14 5AL, England. Investors in the European Economic Area should not subscribe for any bonds referred to in this advertisement except on the basis of information in the UKLA Prospectus.

Other:	ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.